Exhibit 99.1

Alcoa Corporation Reports Fourth Quarter and Full-year 2020 Results

Alcoa exceeds full-year targets on cash actions, demonstrates strong operational performance and focused execution on strategic priorities

PITTSBURGH--(BUSINESS WIRE)--January 20, 2021--Alcoa Corporation (NYSE: AA) today reported fourth quarter and full-year 2020 results that reflect strong operational performance, the successful execution of multiple cash actions throughout the year, and significant progress on the Company’s strategy to strengthen Alcoa for the long term.

Fourth Quarter Highlights

  Continued to safely maintain operations during the ongoing COVID-19 pandemic; all production sites remain fully operational
  Realized a 15 percent sequential increase in sales revenue of value-add products due to improving demand in the Aluminum segment
  Set quarterly production records in the Bauxite segment and the Western Australian alumina refining portfolio
  Generated $38 million in cash from operations after making a $250 million contribution to U.S. pension plans
  Cash balance $1.6 billion as of December 31, 2020

Full-Year Highlights

  Exceeded the 2020 target for cash actions, delivering in excess of $900 million through strategic actions, improvements in working capital and productivity, and savings and deferrals instituted in response to the COVID-19 pandemic
  Executed on non-core asset sales; announced transactions expected to generate approximately $840 million in cash, meeting the Company’s target range of between $500 million and $1 billion
  Set annual production records for both the Bauxite and Alumina segments
  Completed the restart of the Aluminerie de Bécancour Inc. (ABI) smelter in Québec and curtailment of the Intalco smelter in Washington State
  Expanded SustanaTM family of products to include the world’s first low-carbon alumina brand, and earned additional certifications from the Aluminium Stewardship Initiative
  Generated $394 million in cash from operations; free cash flow of $41 million

Financial Results

M, except per share amounts	4Q20	3Q20	4Q19	FY20	FY19
Revenue	$2,392	$2,365	$2,436	$9,286	$10,433
Net loss attributable to Alcoa Corporation	$(4)	$(49)	$(303)	$(170)	$(1,125)
Loss per share attributable to Alcoa Corporation	$(0.02)	$(0.26)	$(1.63)	$(0.91)	$(6.07)
Adjusted net income (loss)	$49	$(218)	$(57)	$(215)	$(184)
Adjusted earnings (loss) per share	$0.26	$(1.17)	$(0.31)	$(1.16)	$(0.99)
Adjusted EBITDA excluding special items	$361	$284	$346	$1,151	$1,656

“In a very challenging year, we set multiple production records, exceeded our goals for cash management, and made significant progress on our multi-year strategy,” said Alcoa President and CEO Roy Harvey. “We had a very solid fourth quarter, and the work we accomplished in 2020 positions us well to capture the benefits of an improved market.

“The performance of employees across Alcoa, even throughout these unprecedented times, shows that our strategies are bringing positive results across the business,” Harvey said. “As we progress into this new year, we will focus first on keeping our employees safe as we continue to execute on our strategy, including leveraging our industry-leading practices for a world that is demanding sustainable solutions that we are uniquely qualified to provide.”

Fourth Quarter 2020 Results

  Shipments: In Alumina, third-party shipments decreased approximately 9 percent sequentially, primarily due to timing of shipments. In Aluminum, third-party shipment volume declined approximately 4 percent, primarily related to the workers’ strike at San Ciprián, which has blocked over 50,000 metric tons of metal shipments, partially offset by increases in shipments across the remainder of the smelting portfolio.

  Revenue: Higher aluminum prices were partially offset by lower alumina and aluminum shipments in the fourth quarter, driving a 1 percent sequential increase in revenue. In value-add products, the Company realized a 15 percent sequential increase in sales revenue, including a 13 percent increase in volume, primarily due to improved demand from the automotive sector.

  Net loss attributable to Alcoa Corporation: Alcoa reported net loss of $4 million, or $0.02 per share, in the fourth quarter 2020, an improvement from the net loss of $49 million, or $0.26 per share, in the third quarter 2020. The improved sequential results are primarily due to higher aluminum prices and a lower provision for income taxes, partially offset by lower alumina and aluminum shipments and higher restructuring-related charges in the quarter.

  Adjusted net loss: Excluding the impact of special items of $53 million, adjusted net income was $49 million, or $0.26 per share, an improvement from the third quarter 2020 adjusted net loss of $218 million, or $1.17 per share. Notable special items include $44 million in non-cash settlement charges related to lump sum buyouts offered to specific participants in U.S. defined benefit pension plans. As a result, the Company paid approximately $32 million from plan assets on December 31, 2020 to about 430 participants and was relieved of the corresponding pension liability.

  Adjusted EBITDA excluding special items: Adjusted EBITDA excluding special items was $361 million, a 27 percent sequential increase primarily attributed to higher aluminum and alumina prices and the impact of portfolio changes.

  Cash: Cash from operations was $38 million. Cash used for financing activities was $63 million, and cash used for investing activities was $117 million. Free cash flow was negative $73 million. Cash from operations includes a $250 million pension contribution made to the Company’s U.S. pension plans; approximately $200 million of which had been deferred as permitted under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

  Working capital: The Company reported 23 days working capital, a one day increase sequentially.

Full-Year 2020 Results

  Production records: Alcoa set annual production records for both the Bauxite and Alumina segments.

  Shipments: In Alumina, third-party shipments increased approximately 2 percent annually, primarily due to the timing of those shipments and higher overall production. In Aluminum, third-party shipment volume increased approximately 5 percent, primarily related to the restart of the Aluminerie de Bécancour Inc. (ABI) smelter in Québec.

  Revenue: Despite improved shipment volume, total revenue declined 11 percent in 2020 to $9.3 billion, primarily due to lower aluminum and alumina prices and the elimination of energy revenue from the divestiture of the Afobaka hydroelectric dam on December 31, 2019.

  Net loss attributable to Alcoa Corporation: For full-year 2020, Alcoa reported a net loss of $170 million, or $0.91 per share, compared with a net loss of $1,125 million, or $6.07 per share, for full-year 2019. The $955 million year-over-year improvement was primarily driven by lower restructuring-related charges and a gain from the sale of the Gum Springs waste treatment business, partially offset by lower alumina and aluminum prices.

  Adjusted net loss: Excluding the impact of special items of $45 million, adjusted net loss was $215 million, or $1.16 per share, a decline from the 2019 adjusted net loss of $184 million, or $0.99 per share.

  Adjusted EBITDA excluding special items: Adjusted EBITDA excluding special items was $1,151 million compared with $1,656 million for full-year 2019, a 30 percent decrease primarily attributed to lower alumina and aluminum prices in 2020.

  Cash, debt, and pension: Alcoa ended 2020 with cash on hand of $1.6 billion. Debt as of December 31, 2020 was $2.5 billion and net debt was $935 million. For the full year 2020, cash provided from operations was $394 million. Cash provided from financing activities was $514 million, primarily due to the debt issuance proceeds partially offset by dividends to noncontrolling interest. Cash used for investing activities was $167 million with proceeds from asset sales, primarily Gum Springs, of $198 million more than offset by capital expenditures of $353 million. Alcoa invested $35 million in return-seeking capital projects and controlled sustaining capital expenditures to $318 million in 2020. Free cash flow was $41 million.

  The Company’s net pension and other postretirement employee benefit (OPEB) liability at the end of the year increased $96 million from year-end 2019, to $2.4 billion, and includes approximately $83 million related to the Warrick rolling mill sale (see below) recorded in Liabilities held for sale on the Company’s balance sheet.

  Working capital: The Company reported 23 days working capital, a year-over-year improvement of four days, primarily due to decreases in days of inventory on hand and higher payables related to favorable terms on trading activities.

Strategic Actions and Initiatives

In 2020, Alcoa exceeded its target to achieve $900 million in cash actions through strategic actions, improvements in working capital and productivity, and cash management in response to the economic uncertainty from the COVID-19 pandemic.

Non-core asset sales

  Warrick Rolling Mill: On November 30, 2020, Alcoa announced an agreement to sell its rolling mill business, held by Alcoa Warrick LLC, to Kaiser Aluminum Corporation for total consideration of approximately $670 million, which includes $587 million in cash and the assumption of $83 million in OPEB liabilities. The sale is expected to close by the end of the first quarter of 2021, pending regulatory approval and customary closing conditions. The assets and liabilities of the Warrick rolling mill were classified as held for sale in the Company’s balance sheet as of December 31, 2020.

  Alcoa will retain ownership of the site’s 269,000 metric ton per year aluminum smelter and its electricity generating units at Warrick Operations with a market-based metal supply agreement with Kaiser.

  After closing, Alcoa expects annual approximate decreases in sales of $800 million, net income (pre- and after-tax) of $45 million to $55 million, and Adjusted EBITDA of $90 million to $100 million, based on last 12-month pricing through December 2020. Alcoa expects to spend approximately $100 million for site separation and transaction costs, with approximately half being spent in 2021 and the remainder in 2022 and 2023.
  Gum Springs: On February 3, 2020, Alcoa announced that it had completed the sale of its wholly-owned subsidiary Elemental Environmental Solutions LLC (EES), which operates a 1,300-acre hazardous waste treatment business in Gum Springs, Arkansas, to Veolia ES Technical Solutions, LLC (VTS). Alcoa received $200 million in cash upon closing of the sale on January 31, 2020. An additional escrowed $50 million is pending based on certain post-closing conditions.

Portfolio Review

  San Ciprián smelter curtailment:
  On October 9, 2020, Alcoa announced its decision to fully curtail the 228,000 metric tons of annual capacity at its San Ciprián aluminum smelter in Spain and initiate a collective dismissal process of employees. On December 17, 2020, Alcoa announced it would halt those plans to review a decision from the High Court of Justice of Galicia, which declared a collective dismissal process for the San Ciprián smelter to be “null and void.” As a result, in the fourth quarter 2020, the Company did not incur the approximately $35 million to $40 million it previously announced as an expected charge for employee-related costs associated with the curtailment and collective dismissal process. The Company continues to evaluate potential solutions.

2020 Programs

Earlier this year, Alcoa announced 2020 programs to drive leaner working capital and improved productivity. During 2020, the Company met the combined $175 million - $200 million full-year working capital reduction and productivity savings target with $111 million in working capital and $73 million in productivity cost savings. This achievement would have been $82 million higher without the impact of the workers’ strike at San Ciprián which has increased inventory balances at the facility.

COVID-19 response

As a result of the global economic uncertainty associated with the pandemic, in the first quarter of 2020, Alcoa instituted measures to manage cash during the global health crisis. The Company exceeded its 2020 reduction targets for capital expenditures and costs associated with Asset Retirement Obligations (ARO) and environmental spend. During 2020, the Company initially deferred $202 million in pension contributions under provisions in the U.S. Government’s CARES Act. With ample cash on hand and having achieved its objective to hold cash during uncertain times in 2020, the Company made a $250 million pension contribution to its U.S. pension plans in late December to cover both the $197 million deferred contributions due on January 4, 2021 and a $53 million prepayment.

The Company continues to have comprehensive measures to protect from risks associated with the COVID-19 pandemic.

Advancing Sustainably

In 2020, the Company made progress in accordance with its strategic priority to “advance sustainably,” which includes maintaining the Company’s social license to operate, reducing risks and improving profitability through product differentiation. In September of 2020, Alcoa added to its SustanaTM line of low-carbon products by launching the world’s first low-carbon alumina brand, EcoSourceTM, which can help aluminum producers reduce their carbon footprint.

In addition, Alcoa certified additional operating assets to the standards of the Aluminium Stewardship Initiative (ASI), the industry’s most comprehensive system for third-party validation of sustainable manufacturing processes. Alcoa earned ASI’s Chain of Custody (CoC) certification that enables the Company to market products across its three segments with ASI certification. The CoC scope currently includes all of Alcoa’s bauxite mines in Western Australia and the Juruti mine in Brazil, all of the alumina refineries in Western Australia and the Alumar refinery in Brazil, and five global smelters and casthouses.

2021 Outlook

Primary aluminum consumption is expected to increase in both China and ex-China in 2021 with the recovery from the pandemic and the impact of additional stimulus measures. As supply growth is projected to be lower than demand growth, the global primary aluminum market is anticipated to be closer to balance in 2021.

In 2021, the Company projects total bauxite shipments to range between 49.0 and 50.0 million dry metric tons, an improvement from 2020. Total alumina shipments are expected to be between 13.9 and 14.0 million metric tons and stable in comparison to 2020. The Aluminum segment is expected to ship between 2.7 and 2.8 million metric tons, a decrease from 2020 related to the changes in the portfolio but well positioned to benefit from the recovery in value-add products.

Outside of the market improvements expected, in the first quarter of 2021, Alcoa anticipates lower quarterly performance results in the Bauxite segment due primarily to lower internal bauxite pricing and lower earnings from minority owned mines. In the Alumina segment, the Company expects the offsetting benefit from lower bauxite internal prices, partially offset by higher energy costs and seasonal maintenance costs. In the Aluminum segment, lower quarterly performance is expected due to higher sequential alumina costs as well as other unfavorable items.

Based on current alumina and aluminum market conditions, the Company expects first quarter tax expense to approximate $65 million, which may vary with market conditions and jurisdictional profitability.

The COVID-19 pandemic is ongoing, and its magnitude and duration continue to be unknown. The uncertainty around its future impact on the Company’s business, financial condition, operating results, and cash flows could cause actual results to differ from this outlook.

Conference Call

Alcoa will hold its quarterly conference call at 5:00 p.m. Eastern Standard Time (EST) on Wednesday, January 20, 2021, to present fourth quarter and full-year 2020 financial results and discuss the business, developments, and market conditions.

The call will be webcast via the Company’s homepage on www.alcoa.com. Presentation materials for the call will be available for viewing on the same website at approximately 4:15 p.m. EST on January 20, 2021. Call information and related details are available under the “Investors” section of www.alcoa.com.

Dissemination of Company Information

Alcoa intends to make future announcements regarding company developments and financial performance through its website, www.alcoa.com, as well as through press releases, filings with the Securities and Exchange Commission, conference calls and webcasts. The Company does not incorporate the information contained on, or accessible through, its corporate website into this press release.

About Alcoa Corporation

Alcoa (NYSE: AA) is a global industry leader in bauxite, alumina, and aluminum products, and is built on a foundation of strong values and operating excellence dating back more than 130 years to the world-changing discovery that made aluminum an affordable and vital part of modern life. Since developing the aluminum industry, and throughout our history, our talented Alcoans have followed on with breakthrough innovations and best practices that have led to efficiency, safety, sustainability, and stronger communities wherever we operate.

Forward-Looking Statements

This news release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements by Alcoa Corporation that reflect expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts concerning global demand growth for bauxite, alumina, and aluminum, and supply/demand balances; statements, projections or forecasts of future or targeted financial results or operating performance; statements about strategies, outlook, and business and financial prospects; and statements about return of capital. These statements reflect beliefs and assumptions that are based on Alcoa Corporation’s perception of historical trends, current conditions, and expected future developments, as well as other factors that management believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and changes in circumstances that are difficult to predict. Although Alcoa Corporation believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) current and potential future impacts of the coronavirus (COVID-19) pandemic on the global economy and our business, financial condition, results of operations, or cash flows; (b) material adverse changes in aluminum industry conditions, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices and premiums, as applicable, for primary aluminum and other products, and fluctuations in indexed-based and spot prices for alumina; (c) deterioration in global economic and financial market conditions generally and which may also affect Alcoa Corporation’s ability to obtain credit or financing upon acceptable terms or at all; (d) unfavorable changes in the markets served by Alcoa Corporation; (e) the impact of changes in foreign currency exchange and tax rates on costs and results; (f) increases in energy costs or uncertainty of energy supply; (g) declines in the discount rates used to measure pension liabilities or lower-than-expected investment returns on pension assets, or unfavorable changes in laws or regulations that govern pension plan funding; (h) the inability to achieve improvement in profitability and margins, cost savings, cash generation, revenue growth, fiscal discipline, or strengthening of competitiveness and operations anticipated from portfolio actions, operational and productivity improvements, cash sustainability, technology advancements, and other initiatives; (i) the inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, restructuring activities, facility closures, curtailments, restarts, expansions, or joint ventures; (j) political, economic, trade, legal, public health and safety, and regulatory risks in the countries in which Alcoa Corporation operates or sells products; (k) labor disputes and/or and work stoppages; (l) the outcome of contingencies, including legal and tax proceedings , government or regulatory investigations, and environmental remediation; (m) the impact of cyberattacks and potential information technology or data security breaches; and (n) the other risk factors discussed in Item 1A of Alcoa Corporation’s Form 10-K for the fiscal year ended December 31, 2019, Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, and other reports filed by Alcoa Corporation with the U.S. Securities and Exchange Commission (SEC). Alcoa Corporation disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks described above and other risks in the market.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Alcoa Corporation’s consolidated financial information but is not presented in Alcoa Corporation’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC regulations. Alcoa Corporation believes that the presentation of non-GAAP financial measures is useful to investors because such measures provide both additional information about the operating performance of Alcoa Corporation and insight on the ability of Alcoa Corporation to meet its financial obligations by adjusting the most directly comparable GAAP financial measure for the impact of, among others, “special items” as defined by the Company, non-cash items in nature, and/or nonoperating expense or income items. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Reconciliation of Net Income to Adjusted EBITDA for the Warrick rolling mill impact (unaudited)
(dollars in millions)
Net income attributable to Alcoa Corporation	$45 - $55
Provision for depreciation, depletion, and amortization	25
Other expenses, net	20
Adjusted EBITDA	$90 - $100

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)

	Quarter Ended
	December 31, 2020	September 30, 2020	December 31, 2019
Sales	$2,392	$2,365	$2,436

Cost of goods sold (exclusive of expenses below)	1,974	2,038	2,048
Selling, general administrative, and other expenses	55	47	62
Research and development expenses	9	6	6
Provision for depreciation, depletion, and amortization	170	161	183
Restructuring and other charges, net	60	5	363
Interest expense	43	41	31
Other expenses, net	44	45	44
Total costs and expenses	2,355	2,343	2,737

Income (loss) before income taxes	37	22	(301)
Provision for income taxes	20	42	54

Net income (loss)	17	(20)	(355)

Less: Net income (loss) attributable to noncontrolling interest	21	29	(52)

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(4)	$(49)	$(303)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.02)	$(0.26)	$(1.63)
Average number of shares	185,945,762	185,923,106	185,575,479

Diluted:
Net loss	$(0.02)	$(0.26)	$(1.63)
Average number of shares	185,945,762	185,923,106	185,575,479

Alcoa Corporation and subsidiaries Statement of Consolidated Operations (unaudited), continued (dollars in millions, except per-share amounts)

	Year ended
	December 31, 2020	December 31, 2019
Sales	$9,286	$10,433

Cost of goods sold (exclusive of expenses below)	7,969	8,537
Selling, general administrative, and other expenses	206	280
Research and development expenses	27	27
Provision for depreciation, depletion, and amortization	653	713
Restructuring and other charges, net	104	1,031
Interest expense	146	121
Other expenses, net	8	162
Total costs and expenses	9,113	10,871

Income (loss) before income taxes	173	(438)
Provision for income taxes	187	415

Net loss	(14)	(853)

Less: Net income attributable to noncontrolling interest	156	272

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(170)	$(1,125)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.91)	$(6.07)
Average number of shares	185,875,964	185,489,491

Diluted:
Net loss	$(0.91)	$(6.07)
Average number of shares	185,875,964	185,489,491

Common stock outstanding at the end of the period	185,978,069	185,580,166

Alcoa Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,607	$879
Receivables from customers	471	546
Other receivables	85	114
Inventories	1,398	1,644
Fair value of derivative instruments	21	59
Assets held for sale	648	—
Prepaid expenses and other current assets(1)	290	288
Total current assets	4,520	3,530
Properties, plants, and equipment	20,522	21,715
Less: accumulated depreciation, depletion, and amortization	13,332	13,799
Properties, plants, and equipment, net	7,190	7,916
Investments	1,051	1,113
Deferred income taxes	659	642
Fair value of derivative instruments	—	18
Other noncurrent assets	1,444	1,412
Total assets	$14,864	$14,631
LIABILITIES
Current liabilities:
Accounts payable, trade	$1,403	$1,484
Accrued compensation and retirement costs	395	413
Taxes, including income taxes	91	104
Fair value of derivative instruments	103	67
Liabilities held for sale	242	—
Other current liabilities	525	494
Long-term debt due within one year	2	1
Total current liabilities	2,761	2,563
Long-term debt, less amount due within one year	2,463	1,799
Accrued pension benefits	1,523	1,505
Accrued other postretirement benefits	744	749
Asset retirement obligations	625	606
Environmental remediation	293	296
Fair value of derivative instruments	742	581
Noncurrent income taxes	207	276
Other noncurrent liabilities and deferred credits	515	370
Total liabilities	9,873	8,745
EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	2
Additional capital	9,663	9,639
Retained deficit	(725)	(555)
Accumulated other comprehensive loss	(5,653)	(4,974)
Total Alcoa Corporation shareholders’ equity	3,287	4,112
Noncontrolling interest	1,704	1,774
Total equity	4,991	5,886
Total liabilities and equity	$14,864	$14,631
(1)	This line item includes $3 and $4 of restricted cash as of December 31, 2020 and 2019, respectively.

Alcoa Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)

	Year Ended December 31,
	2020	2019
CASH FROM OPERATIONS
Net loss	$(14)	$(853)
Adjustments to reconcile net loss to cash from operations:
Depreciation, depletion, and amortization	653	713
Deferred income taxes	(26)	15
Equity earnings, net of dividends	20	21
Restructuring and other charges, net	104	1,031
Net gain from investing activities – asset sales	(173)	(3)
Net periodic pension benefit cost	138	119
Stock-based compensation	25	30
Provision for bad debt expense	2	21
Other	32	30
Changes in assets and liabilities, excluding effects of divestitures and foreign currency translation adjustments:
Decrease in receivables	16	283
Decrease in inventories	122	137
Decrease in prepaid expenses and other current assets	17	27
Increase (decrease) in accounts payable, trade	25	(153)
(Decrease) in accrued expenses	(153)	(175)
Increase (decrease) in taxes, including income taxes	119	(330)
Pension contributions	(343)	(173)
(Increase) in noncurrent assets	(82)	(24)
(Decrease) in noncurrent liabilities	(88)	(30)
CASH PROVIDED FROM OPERATIONS	394	686

FINANCING ACTIVITIES
Additions to debt (original maturities greater than three months)	739	—
Payments on debt (original maturities greater than three months)	(1)	(7)
Proceeds from the exercise of employee stock options	1	2
Financial contributions for the divestiture of businesses	(38)	(12)
Contributions from noncontrolling interest	24	51
Distributions to noncontrolling interest	(207)	(472)
Other	(4)	(6)
CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	514	(444)

INVESTING ACTIVITIES
Capital expenditures	(353)	(379)
Proceeds from the sale of assets	198	23
Additions to investments	(12)	(112)
CASH USED FOR INVESTING ACTIVITIES	(167)	(468)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(14)	(7)
Net change in cash and cash equivalents and restricted cash	727	(233)
Cash and cash equivalents and restricted cash at beginning of year	883	1,116
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,610	$883

Alcoa Corporation and subsidiaries Segment Information (unaudited) (dollars in millions, except realized prices; dry metric tons in millions (mdmt); metric tons in thousands (kmt))

	4Q19	2019	1Q20	2Q20	3Q20	4Q20	2020
Bauxite:
Production(1) (mdmt)	12.1	47.4	11.6	12.2	12.0	12.2	48.0
Third-party shipments (mdmt)	1.5	6.2	1.4	1.6	1.6	1.9	6.5
Intersegment shipments (mdmt)	10.3	41.4	10.5	10.8	10.5	10.4	42.2
Third-party sales	$65	$297	$71	$66	$56	$79	$272
Intersegment sales	$246	$979	$235	$245	$236	$225	$941
Segment Adjusted EBITDA(2)	$132	$504	$120	$131	$124	$120	$495
Depreciation, depletion, and amortization	$30	$120	$34	$30	$33	$38	$135

Alumina:
Production (kmt)	3,373	13,302	3,298	3,371	3,435	3,371	13,475
Third-party shipments (kmt)	2,464	9,473	2,365	2,415	2,549	2,312	9,641
Intersegment shipments (kmt)	981	4,072	1,075	987	1,135	1,046	4,243
Average realized third-party price per metric ton of alumina	$291	$343	$299	$250	$274	$268	$273
Third-party sales	$718	$3,250	$707	$603	$697	$620	$2,627
Intersegment sales	$330	$1,561	$336	$289	$329	$314	$1,268
Segment Adjusted EBITDA(2)	$133	$1,097	$193	$88	$119	$97	$497
Depreciation and amortization	$57	$214	$49	$37	$41	$45	$172
Equity (loss) income	$(9)	$6	$(9)	$(8)	$(4)	$(2)	$(23)

Aluminum:
Primary aluminum production (kmt)	535	2,135	564	581	559	559	2,263
Third-party aluminum shipments(3) (kmt)	718	2,859	725	789	767	735	3,016
Average realized third-party price per metric ton of primary aluminum	$2,042	$2,141	$1,988	$1,694	$1,904	$2,094	$1,915
Third-party sales	$1,634	$6,803	$1,598	$1,475	$1,607	$1,685	$6,365
Intersegment sales	$6	$17	$3	$2	$2	$5	$12
Segment Adjusted EBITDA(2)	$75	$25	$62	$(34)	$116	$181	$325
Depreciation and amortization	$84	$346	$81	$79	$80	$82	$322
Equity (loss) income	$(5)	$(49)	$5	$(12)	$(6)	$6	$(7)

Reconciliation of total segment Adjusted EBITDA to consolidated net (loss) income attributable to Alcoa Corporation
Total segment Adjusted EBITDA(2)	$340	$1,626	$375	$185	$359	$398	$1,317
Unallocated amounts:
Transformation(4)	(6)	(7)	(16)	(10)	(11)	(8)	(45)
Intersegment eliminations	40	150	(8)	30	(35)	5	(8)
Corporate expenses(5)	(22)	(101)	(27)	(21)	(24)	(30)	(102)
Provision for depreciation, depletion, and amortization	(183)	(713)	(170)	(152)	(161)	(170)	(653)
Restructuring and other charges, net	(363)	(1,031)	(2)	(37)	(5)	(60)	(104)
Interest expense	(31)	(121)	(30)	(32)	(41)	(43)	(146)
Other (expenses) income, net	(44)	(162)	132	(51)	(45)	(44)	(8)
Other(6)	(32)	(79)	(35)	(17)	(15)	(11)	(78)
Consolidated (loss) income before income taxes	(301)	(438)	219	(105)	22	37	173
Provision for income taxes	(54)	(415)	(80)	(45)	(42)	(20)	(187)
Net loss (income) attributable to noncontrolling interest	52	(272)	(59)	(47)	(29)	(21)	(156)
Consolidated net (loss) income attributable to Alcoa Corporation	$(303)	$(1,125)	$80	$(197)	$(49)	$(4)	$(170)

The difference between segment totals and consolidated amounts is in Corporate.

(1)	The production amounts can vary from total shipments due primarily to differences between the equity allocation of production and off-take agreements with the respective equity investment.

(2)

Alcoa Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(3)	The Aluminum segment’s third-party aluminum shipments are composed of both primary aluminum and flat-rolled aluminum.

(4)	Transformation includes, among other items, the Adjusted EBITDA of previously closed operations.

(5)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center.

(6)

Other includes certain items that impact Cost of goods sold and other expenses on Alcoa Corporation’s Statement of Consolidated Operations that are not included in the Adjusted EBITDA of the reportable segments.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited) (in millions, except per-share amounts)

Adjusted Income	Income (Loss)			Income (Loss)
	Quarter ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net loss attributable to Alcoa Corporation	$(4)	$(49)	$(303)	$(170)	$(1,125)

Special items:
Restructuring and other charges, net	60	5	363	104	1,031
Other special items(1)	5	14	25	(103)	50
Discrete tax items and interim tax impacts(2)	(6)	(184)	(23)	(26)	11
Tax impact on special items(3)	(1)	(3)	(9)	(13)	(32)
Noncontrolling interest impact(3)	(5)	(1)	(110)	(7)	(119)
Subtotal	53	(169)	246	(45)	941

Net income (loss) attributable to Alcoa Corporation – as adjusted	$49	$(218)	$(57)	$(215)	$(184)

Diluted EPS(4):
Net loss attributable to Alcoa Corporation common shareholders	$(0.02)	$(0.26)	$(1.63)	$(0.91)	$(6.07)

Net income (loss) attributable to Alcoa Corporation common shareholders - as adjusted	$0.26	$(1.17)	$(0.31)	$(1.16)	$(0.99)

Net income (loss) attributable to Alcoa Corporation – as adjusted is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews the operating results of Alcoa Corporation excluding the impacts of restructuring and other charges, various tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes it is appropriate to consider both Net income (loss) attributable to Alcoa Corporation determined under GAAP as well as Net income (loss) attributable to Alcoa Corporation – as adjusted.

(1)	Other special items include the following:

  for the quarter ended December 31, 2020, external costs related to portfolio actions ($4), a net favorable change in certain mark-to-market energy derivative instruments ($2), and charges for other special items ($3);

  for the quarter ended September 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($7), a net unfavorable change in certain mark-to-market energy derivative instruments ($4), and external costs related to portfolio actions ($3);

for the quarter ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($23) and a net charge for other special items ($2);

  for the year ended December 31, 2020, costs related to the restart process at the Bécancour, Canada smelter ($56), external costs related to portfolio actions ($8), a net unfavorable change in certain mark-to-market energy derivative instruments ($10), a gain on the sale of a waste treatment facility in Gum Springs, Arkansas ($180),and costs related to hurricane damages at Lake Charles ($3); and, for the year ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($39), costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña facilities ($16), gains on the sale of excess land ($16), costs related to union negotiations in the U.S. ($7), and a net charge for several other special items ($4).

(2)	Discrete tax items and interim tax impacts are the result of discrete transactions and interim period tax impacts based on full-year assumptions and include the following:

  for the quarter ended December 31, 2020, a net charge for interim tax impacts ($19), a benefit related to the favorable ruling of a Spanish tax matter ($32), and a net charge of several other items ($7);

for the quarter ended September 30, 2020, a net benefit of interim tax impacts ($182) and a net benefit of several other items ($2);
for the quarter ended December 31, 2019, a net benefit of interim tax impacts ($25) and a net charge of several other items ($2);
for the year ended December 31, 2020, a benefit related to the favorable ruling of a Spanish tax matter ($32), and a net charge of several other items ($6); and, for the year ended December 31, 2019, a net charge of several items ($11).

(3)

The tax impact on special items is based on the applicable statutory rates in the jurisdictions where the special items occurred. The noncontrolling interest impact on special items represents Alcoa’s partner’s share of certain special items.

(4)

In any given period, the average number of shares applicable to diluted EPS for Net (loss) income attributable to Alcoa Corporation common shareholders may exclude certain share equivalents as their effect is anti-dilutive. However, certain of these share equivalents may become dilutive in the EPS calculation applicable to Net income (loss) attributable to Alcoa Corporation common shareholders – as adjusted due to a larger and/or positive numerator. Specifically, except for the quarter ended December 31, 2020, the average number of share equivalents applicable to diluted EPS – as adjusted had an anti-dilutive effect, and therefore, are excluded from the diluted EPS calculation. For the quarter ended December 31, 2020, share equivalents associated with outstanding employee stock options and awards were dilutive based on Net income attributable to Alcoa Corporation common shareholders – as adjusted, resulting in a diluted average number of shares of 187,677,215.

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Adjusted EBITDA	Quarter ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019

Net loss attributable to Alcoa Corporation	$(4)	$(49)	$(303)	$(170)	$(1,125)

Add:
Net income (loss) attributable to noncontrolling interest	21	29	(52)	156	272
Provision for income taxes	20	42	54	187	415
Other expenses, net	44	45	44	8	162
Interest expense	43	41	31	146	121
Restructuring and other charges, net	60	5	363	104	1,031
Provision for depreciation, depletion, and amortization	170	161	183	653	713

Adjusted EBITDA	354	274	320	1,084	1,589

Special items(1)	7	10	26	67	67

Adjusted EBITDA, excluding special items	$361	$284	$346	$1,151	$1,656

Alcoa’s Corporation’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa Corporation’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Special items include the following (see reconciliation of Adjusted Income above for additional information):
for the quarter ended December 31, 2020, external costs related to portfolio actions ($4) and charges for other special items ($3);
for the quarter ended September 30, 2020, costs related to the restart process at the Bécancour, Canada smelter ($7) and external costs related to portfolio actions ($3);
for the quarter ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($23) and charges for other special items ($3);

  for the year ended December 31, 2020, costs related to the restart process at the Bécancour, Canada smelter ($56), external costs related to portfolio actions ($8), and charges for other special items ($3); and, for the year ended December 31, 2019, costs related to the restart process at the Bécancour, Canada smelter ($39), costs related to a collective employee dismissal process in Spain at the Avilés and La Coruña facilities ($16), costs related to union negotiations in the U.S. ($7), and charges for other special items ($5).

Alcoa Corporation and subsidiaries Calculation of Financial Measures (unaudited), continued (in millions)

Free Cash Flow	Quarter ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Cash from operations	$38	$158	$262	$394	$686

Capital expenditures	(111)	(74)	(134)	(353)	(379)

Free cash flow	$(73)	$84	$128	$41	$307

Free Cash Flow is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain and expand Alcoa Corporation’s asset base and expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	December 31, 2020	December 31, 2019
Short-term borrowings	$77	$—
Long-term debt due within one year	2	1
Long-term debt, less amount due within one year	2,463	1,799
Total debt	2,542	1,800

Less: Cash and cash equivalents	1,607	879

Net debt	$935	$921

Net debt is a non-GAAP financial measure. Management believes this measure is meaningful to investors because management assesses Alcoa Corporation’s leverage position after considering available cash that could be used to repay outstanding debt.

Contacts

Investor Contact: James Dwyer +1 412 992 5450 James.Dwyer@alcoa.com
Media Contact: Jim Beck +1 412 315 2909 Jim.Beck@alcoa.com